Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

March 29, 2018

Valero Energy Partners LP

One Valero Way

San Antonio, Texas 78249

Ladies and Gentlemen:

We have acted as counsel to Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of $500,000,000 aggregate principal amount of its 4.500% Senior Notes due 2028 (the “Notes”) pursuant to that certain Underwriting Agreement dated March 26, 2018 (the “Underwriting Agreement”) by and among the Partnership, Valero Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC and MUFG Securities Americas Inc. as representatives of the several underwriters named on Schedule 1 therein.

The Notes are to be issued pursuant to an Indenture (the “Indenture”) dated November 30, 2016 by and between the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), having terms as set forth in an officers’ certificate to be delivered in accordance with the Indenture (the “Officers’ Certificate”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the registration statement on Form S-3 (Registration No. 333-208052), as amended by Post-Effective Amendment No. 1 thereto (as so amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus included in the Registration Statement dated November 30, 2016 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated March 26, 2018 (together with the Base Prospectus, the “Prospectus”); (iv) the Indenture; (v) the Underwriting Agreement; (vi) the Officers’ Certificate; (vii) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”); (viii) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner; (ix) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner, statutes and other instruments and documents; and (x) other instruments and documents as we deemed necessary or advisable, in each case as a basis for the opinions hereafter expressed.

In making our examination, we have assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement and that any certificates representing the Notes will be duly executed and delivered by the Trustee.

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

Based upon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary limited partnership action of the Partnership, and the Notes will be legally valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the relevant law of the State of New York, the Delaware LP Act and the Delaware LLC Act, as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.